Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

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EXCLUSIVE LICENSE AGREEMENT

This Agreement between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and Surrozen, Inc. (“Surrozen”), a corporation having a principal place of business at 171 Oyster Point Blvd, Suite 400, South San Francisco, CA, 94080, is effective on June 6, 2018 (“Effective Date”).

1.	BACKGROUND

Stanford has an assignment of an invention encompassing bi-specific proteins that mimic R-spo, resulting in increased surface expression of Frizzled proteins and enhancement of Wnt signaling. It is entitled “Surrogate RSPO Proteins” and was invented in the laboratory of [****], a Howard Hughes Medical Institute (“HHMI”) investigator at Stanford and is described in Stanford Docket [****]. The invention was made in the course of research supported by HHMI. Stanford wants to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

2.	DEFINITIONS

2.1

“Affiliate” means, with respect to a specified entity, any person, corporation, or other business entity which controls, is controlled by, or is under common control with such specified entity; and for this purpose, “control” of a corporation means the direct or indirect ownership of more than fifty percent (50%) of its voting stock, and “control” of any other business entity means the direct or indirect ownership of greater than a fifty percent (50%) interest in the income of such business entity.

2.2	“Change of Control” means the following, as applied only to the entirety of that part of Surrozen’s business that exercises all of the rights granted under this Agreement.

(A)

acquisition of ownership directly or indirectly, beneficially or of record by any person or group (within the meaning of the Exchange Act and the rules of the SEC or equivalent body under a different jurisdiction) of the capital stock of Surrozen representing more than [****] of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of Surrozen; and/or

(B)	The sale of all or substantially all Surrozen’s assets and/or business in one transaction or in a series of related transactions.

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provided, however, that in no event shall the sale of equity or other securities for the sole purpose of financing Surrozen be a Change of Control.

2.3	“Exclusive” means that, subject to Sections 3 and 5, Stanford will not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

2.4

“Further Sublicense” means any agreement between a Sublicensee and an entity that is not an Affiliate of such Sublilcensee that contains a grant to Stanford’s Licensed Patents regardless of the name given to the agreement by the parties; excluding any agreement to make, have made, use or sell Licensed Products on behalf of such Sublicensee or any agreement with a third party performing activities on behalf of such Sublicensee, such as a contract research organization, clinical trial site, manufacturing organization, or distributor.

2.5	“HHMI Indemnities” means HHMI and its trustees, officers, employees and agents.

2.6

“Licensed Field of Use” means the treatment, palliation, or prevention of any human or animal disease, disorder or condition, including the conduct of commercialization activities in furtherance thereof.

2.7

“Licensed Patent” means Stanford’s US Provisional Patent Application, [****], any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application, extension and each patent that issues or reissues from any of these patent applications. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “Licensed Patent” excludes any continuation-in-part (CIP) patent application or patent. Neither party shall file or authorize another party to file a CIP of any Licensed Patent without the written approval of the other party.

2.8

“Licensed Product” means any product or part of a product in the Licensed Field of Use, the making, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a Valid Claim.

2.9	“Licensed R&D Field of Use” means the conduct of research and development activities in furtherance of applications within the Licensed Field of Use.

2.10	“Licensed Territory” means worldwide.

2.11

“Net Sales” means all gross revenue received by Surrozen or sublicensees (under both Sublicenses as well as Further Sublicenses) from the sale, transfer or other disposition of Licensed Product to a third-party customer. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately billed):

(A)	import, export, excise, value-added and sales taxes, and custom duties;

(B)	trade, quantity or cash discounts and customary rebates and chargebacks;

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(C)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(D)	costs of installation at the place of use; and

(E)	credit for returns, allowances, or trades.

For clarity, in the event there is any sale of Licensed Products between Surrozen and its sublicensee for resale, Net Sales shall be calculated based on such resale to third parties, but not the sale between Surrozen and its sublicensee.

In the event that a Licensed Product is sold in combination with another product or active pharmaceutical ingredient which is not a Licensed Product, the amount paid to Stanford [****]

2.12	“Other Field of Use” means all fields other than the Licensed Field of Use and the Licensed R&D Field of Use.

2.13

“Patent Matters” means preparing, filing, and prosecuting broad and extensive patent claims (including any opposition, interference or reexamination actions or other proceedings established by the America Invents Act or any foreign counterpart) for Standord’s benefit in the Licensed Territory and for maintaining all Licensed Patents.

2.14

“Stanford Indemnities” means Stanford, Stanford Health Care and Lucile Packard Children’s Hospital at Stanford and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

2.15

“Sublicense” means any agreement between Surrozen and a non-Affiliate third party that contains a grant to Stanford’s Licensed Patents regardless of the name given to the agreement by the parties; excluding any agreement to make, have made, use or sell Licensed Products on behalf of Surrozen or any agreement with a third party performing activities on behalf of Surrozen, such as a contract research organization, clinical trial site, manufacturing organization, or distributor.

2.16

“Valid Claim” means (a) any claim of an issued and unexpired Licensed Patent which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction from which no appeal can be taken and which has not been disclaimed or admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a pending claim in a pending Licensed Patent application, provided that if such pending claim does not issue as a valid and enforceable claim within [****] from its earliest priority date, such pending claim will cease to be a Valid Claim unless and until actually issued.

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3.	GRANT

3.1

Grant. Subject to the terms and conditions of this Agreement, Stanford grants Surrozen: (a) an Exclusive license under the Licensed Patent in the Licensed Field of Use to make, have made, use, import, offer to sell and sell Licensed Product in the Licensed Territory, (b) a non-exclusive license under the Licensed Patent in the Licensed R&D Field of Use to make, have made and use Licensed Product in the Licensed Territory and (c) a non-exclusive license under the Licensed Patents in the Other Field of Use to make, have made, use, and import, but not offer to sell or sell, Licensed Product in the Licensed Territory.

3.2

Exclusivity. The license to the Licensed Patents under Section 3.1(a) is Exclusive, including the right to sublicense under Section 3.5, in the Licensed Field of Use beginning on the Effective Date and ending when the last of the Licensed Patent expires.

3.3

Retained Rights. Stanford retains the right, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and all other non-profit research institutions, to practice the Licensed Patent for any non-profit purpose, including sponsored research and collaborations. Surrozen agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patent against any such institution. Stanford and any such other institution have the right to publish any information included in a Licensed Patent.

3.4	Specific Exclusion. Stanford does not:

(A)

grant to Surrozen any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patent, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent;

(B)	commit to Surrozen to bring suit against third parties for infringement, except as described in Section 14; and

(C)	agree to furnish to Surrozen any technology or technological information or to provide Surrozen with any assistance.

3.5

HHMI Research License. Surrozen acknowledges that it has been informed that the Licensed Patent was developed, at least in part, by employees of HHMI and that HHMI has a fully paid-up, non-exclusive, irrevocable, worldwide license to exercise any intellectual property rights with respect to the Licensed Patent for research purposes, with the right to sublicense to non-profit and governmental entities for research purposes, but with no other rights to assign or sublicense (the “HHMI License”). This Agreement is explicitly made subject to the HHMI License.

4.	SUBLICENSING

4.1

Permitted Sublicensing. Surrozen may grant sublicenses under any or all of the rights granted in Section 3.1(a) and Section 3.1(b) during the Exclusive term [****], directly or through its Affiliates, sublicensees and/or their contractors, provided that any sublicense under the rights granted

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in Section 3.1(b) shall be granted only along with a sublicense under the rights granted in Section 3.1(a). Surrozen’s sublicensees under any Sublicense shall have the right to extend its sublicense to the Licensed Patents to any of such sublicensee’s Affiliates (each of such sublicensees and such Affiliates, a “Sublicensee”). Such Sublicensee may further sublicense their sublicense to the Licensed Patents (through only one additional tier) to third parties, (i) so long as such third party is also granted rights under other intellectual property controlled by Surrozen or such Sublicensee, (ii) any sublicense under Section 3.1(b) is granted along with a sublicense under Section 3.1(a), and (iii) Surrozen notifies Stanford of any such Further Sublicense with any such third party (“Further Sublicensee”) within [****] of the grant of such Further Sublicense and provides a copy of the Further Sublicense to Stanford within such [****] period. If Surrozen does not notify and provide a copy of the Further Sublicense to Stanford University Office of Technology Licensing of a Further Sublicense within at least [****] after the grant of such Further Sublicense, Surrozen agrees that it will pay [****] to Stanford. Sublicenses and Further Sublicenses with any exclusivity under the Licensed Patents must include diligence requirements sufficient to enable to comply with its diligence requirements of Appendix A.

4.2

Required Sublicensing. Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world. If Surrozen, directly or through its sublicensee(s), is unable or unwilling to serve or develop a potential market or market territory for which there is a reputable company willing to be a sublicensee which has adequate resources and (a) such potential sublicensee has provided Stanford and Surrozen with a bona fide, detailed proposal to develop a Licensed Product for such potential market or market territory, and (b) such proposed development is not within or competitive with Surrozen s current or planned Licensed Products, as reasonably demonstrated by Surrozen in a written document to Stanford, then Surrozen will, at Stanford’s request, negotiate in good faith a Sublicense with any such potential sublicensee.

4.3	Sublicense Requirements. Any Sublicense or Further Sublicense:

(A)	is subject to this Agreement;

(B)	will reflect that any sublicensee will not further sublicense, except as permitted under Section 4.1, and for avoidance of doubt, Further Sublicensees may not further sublicense;

(C)	will prohibit sublicensee from paying royalties to an escrow or other similar account;

(D)	will expressly include the provisions of Sections 8, 9, 10 and Section 19.5 for the benefit of Stanford and/or HHMI as the case may be; and

(E)

will include the provisions of Section 4.4 and require the sublicensee to assume all obligations of Surrozen hereunder to the extent applicable to the sublicensee’s activities under the sublicense, including the payment of royalties and milestones specified in Article 7 below, to Stanford or its designee, if this Agreement is

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terminated, unless the sublicensee elects for its sublicense to terminate upon the termination of this Agreement. If the sublicensee is a spin-out from Surrozen, Surrozen must guarantee the sublicensee’s performance with respect to the payment of Stanford’s share of Sublicense royalties.

4.4	Litigation by Sublicensee. Any Sublicense and Further Sublicense must include the following clauses:

(A)	In the event sublicensee brings an action seeking to invalidate any Licensed Patent:

(1)

sublicensee will [****] the payment paid to Surrozen during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the sublicensee is both valid and infringed by a Licensed Product, sublicensee will pay [****] the payment paid under the original Sublicense;

(2)	sublicensee will have no right to recoup any royalties paid before or during the period challenge;

(3)

any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum; and

(4)	sublicensee shall not pay royalties into any escrow or other similar account.

(B)	Sublicensee will provide written notice to Stanford at least [****] prior to bringing an action seeking to invalidate a Licensed Patent. Sublicensee will include with such written notice [****].

(C)

Notwithstanding the foregoing, in the event a sublicensee files a counterclaim or defense asserting the invalidity of one or more Licensed Patents in response to an actual infringement suit in the Other Field of Use directed to the Licensed Patents initiated by Stanford, such sublicensee shall not be deemed to have brought an action seeking to invalidate a Licensed Patent and Sections 4.4(A) and (B) above shall not apply.

4.5

Copy of Sublicenses and Sublicensee Royalty Reports. Surrozen will submit to Stanford (A) a copy of each Sublicense and each Further Sublicense, any subsequent amendments within [****] of execution; and (B) all copies of Sublicensees’ and Further Sublicensee’s royalty reports for Licensed Products within [****] from the date of receipt, as applicable. Each Sublicense and Further Sublicense may be redacted for information not necessary to determine compliance with this Agreement. Beginning with the first Sublicense, [****].

4.6	Sublicensing Fee. For each third party that has entered into a Sublicense with Surrozen, Surrozen will pay [****] to Stanford (each, a

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“Sublicense Fee”). For avoidance of doubt, no such payment shall be made on the basis of Surrozen entering into an agreement with a third party performing activities on behalf Surrozen, such as a contract research organization, clinical trial site, or distributor.

4.7	Royalty-Free Sublicenses. If Surrozen pays all royalties due Stanford from a sublicensee’s Net Sales, Surrozen may grant that sublicensee a royalty-free or non-cash:

(A)	Sublicense or

(B)	cross-license.

5.	GOVERNMENT RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the Untied States be “manufactured substantially in the United States,” subject to such waivers as may be obtained under applicable laws. Surrozen will ensure all obligations of these provisions are met.

6.	DILIGENCE

6.1

Milestones. Because the invention is not yet commercially viable as of the Effective Date, Surrozen, directly or through its Affiliates, sublicensees or partners and/or its or their contractors, will use commercially reasonable efforts to develop, manufacture and sell a Licensed Product. In addition, Surrozen, directly or through its Affiliates, sublicensees or partners and/or its or their contractors, will meet the milestones shown on the attached Exhibit A.

Stanford agrees to grant reasonable extensions to the target dates of any applicable milestone and the subsequent milestones (without payment) if Surrozen’s failure to meet the applicable milestones is due to [****]. If any diligence milestone is extended, all subsequent milestones also shall be extended.

6.2

Progress Report. By [****] of each year, Surrozen will submit a written annual report to Stanford covering the preceding calendar year. The report will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government and for Stanford to ascertain progress by Surrozen toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Surrozen’s progress toward commercialization of Licensed Product, [****]. For the purpose of facilitating Stanford’s accounting practices, including with respect to payments made to its inventors of the Licensed Patents, Surrozen will specifically identify each claim of a Licensed Patent that covers each Licensed Product.

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6.3

Clinical Trial Notice. Surrozen will notify the Stanford University Office of Technology Licensing at least [****] prior to enrolling the first patient in any human clinical trials at Stanford. If Surrozen does not notify Stanford University Office of Technology Licensing at least [****] prior to enrolling the first patient in a clinical trial at Stanford, Surrozen agrees that it will pay [****] to Stanford.

7.	ROYALTIES

7.1	Issue Royalty. Surrozen will pay to Stanford a noncreditable, nonrefundable license issue royalty of [****] upon signing this Agreement.

7.2	Purchase Right.

(A)

Stanford shall have the right, but not the obligation, to purchase for cash up to its Share of the securities issued in any Qualifying Offering on the terms, and subject to the conditions, set forth in this Section 7.2 and Section 7.3 (the “Purchase Right”). For purposes of this Section 7.2 and Section 7.3:

(1)	“Adjustment Event” means the final closing of the first Threshold Qualifying Offering.

(2)

“Board of Directors” means (i) if Surrozen is organized as a corporation, its board of directors, and (ii) if Surrozen is organized as a limited liability company, Surrozen manager(s) or member(s) or both that have the power to direct the principal management and activities of Surrozen, whether through ownership of voting securities, by agreement, or otherwise.

(3)

“Qualifying Offering” means a private offering of Surrozen’s equity securities (or securities convertible into or exercisable for Surrozen’s equity securities) for cash (or in satisfaction of debt issued for cash) and which includes investment by one or more venture capital, professional angel, corporate or other similar institutional investors other than Stanford. For the avoidance of doubt, if Surrozen is a limited liability company, then “equity securities” means limited liability company interests in Surrozen.

(4)	“Share” means:

(i)	[****] with respect to any Qualifying Offering having a closing on or before the date of an Adjustment Event; or

(ii)

with respect to any Qualifying Offering having a closing after an Adjustment Event, but before a Termination Event, the percentage necessary for Stanford to maintain its pro rata ownership interest in Surrozen on a Fully-Diluted Basis.

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(5)

“Threshold Qualifying Offering” means anyt Qualifying Offering which either (i) is at least [****] in size or (ii) involves the sale to outside investors of at least [****] of the equity securities outstanding after such round on a Fully-Diluted Basis.

(6)	The parties shall construe the term “Fully-Diluted Basis” mutatis mutandis in the case where Surrozen is organized as a limited liability company.

(B)	The Purchase Right shall terminate upon the earliest to occur of the following (each a “Termination Event”):

(1)

Stanford’s execution of an investor rights agreement or similar agreement (each a “Rights Agreement”) in connection with a Threshold Qualifying Offering so long the Rights Agreement satisfies the terms of this Section 7.2 and Section 7.3 below;

(2)	Stanford purchases less than its entire Share of a Qualifying Offering;

(3)

Stanford fails to give an election notice within the Notice Period for a Qualifying Offering which has its final closing within [****] of the date such notice is received by Stanford and which is closed on terms that are the same or less favorable to the investors as the terms stated in Surrozen’s notice to Stanford;

(4)	The closing of a firm commitment underwritten public offering of Surrozen’s common stock; or

(5)	The closing of the sale of all or substantially all of Surrozen’s assets to a company publicly traded on one of the major recognized exchanges.

(C)

The Purchase Right shall not apply to the issuance of securities: (i) to employees, individuals who are members of Surrozen’s Board of Directors as of the time of issuance, and service providers to Surrozen pursuant to a plan approved by Surrozen’s Boazrd of Directors; or (ii) as additional consideration in lending or leasing transactions; or (iii) to an entity pursuant to an arrangement that Surrozen’s Board of Directors determines in good faith is a strategic partnership or similar arrangement of Surrozen (i.e., an arrangement in which the entity’s purchase of securities is not primarily for the purpose of financing Surrozen); or (iv) to owners of another entity in connection with the acquisition of that entity by Surrozen.

(E)

If Surrozen has entered into more than one Exclusive (Equity) Agreement or other agreement to license intellectual property from Stanford, and Stanford has fully exercised its right to purchase its Share in connection with a Qualifying Offering under any such agreement, Stanford will waive its right to purchase its Share in connection with a Qualifying Offering under all other applicable agreements. In the event that Stanford has not fully exercised its right to purchase its Share in connection with a Qualifying Offering under any agreement, then Stanford may only exercise its right to purchase under a single agreement, and will waive its right to purchase under all others.

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7.3	Rights Agreements; Information Rights; Notice; Elections.

(A)

Surrozen shall ensure that each Rights Agreement executed by Stanford in connection with a Qualifying Offering will grant to Stanford the same rights as all other investors who are parties to that Rights Agreement. In particular, Surrozen shall ensure that each such Rights Agreement will grant to Stanford the same right to purchase additional securities in future offerings, the same information rights, and the same registration rights as are granted to other parties thereto, including all such rights granted to any investor designated as a “Major Investor” or other similar designation, even if Stanford is not so designated.

(B)	Notwithstanding any terms to the contrary contained in any applicable Rights Agreement:

(1)	Stanford shall not have any representation on the Board of Directors or rights to attend meetings of the Board of Directors;

(1)	In connection with all Qualifying Offerings, Surrozen shall give Stanford notice of the terms of the offering, including: [****]; and

(2)	Stanford may elect to exercise its Purchase Right, in whole or in part, by notice given to Surrozen within [****] after receipt of Surrozen’s notice (“Notice Period”).

(C)

If Stanford has no information rights under a Rights Agreement and to the extent that such information has been prepared by Surrozen for other purposes, so long as Stanford holds Surrozen securities, Surrozen shall furnish to Stanford, upon request [****].

(D)

Notwithstanding any notice provision in this Agreement to the contrary, any notice given under this Agreement that refers or relates to any of Section 7.2 above or this Section 7.3 shall be copied concurrently to [****]; provided, however, that delivery of the copy will not by itself constitute notice for any purpose under this Agreement.

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(E)

The parties acknowledge that Stanford participated in Surrozen’s Series A preferred stock financing prior to the date of this Agreement, and in connection therewith, Stanford became a party to that certain Investors’ Rights Agreement, dated [****], among Surrozen, Stanford and certain other stockholders of Surrozen (as it may be amended from time to time, the “Rights Agreement”), pursuant to which Stanford has the right to participate in future financings of Surrozen on the terms set forth in the Rights Agreement. Therefore, notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that a Termination Event has occurred resulting in the termination of Stanford’s Participation Right hereunder as described in Section 7.2(B). For the avoidance of doubt, Section 7.2 of this Agreement is not applicable (other than, in each case, the definitions set forth in Section 7.2(A)(1)-(6)) and Stanford shall have no rights with respect to, and Surrozen shall have no obligations to Stanford under, Section 7.2 of this Agreement ~~(other than, in each case, the definitions set forth in Section 7.2(A)(1) (6)~~. Moreover, so long as Stanford is a party to the Rights Agreement and notwithstanding anything to the contrary in this Agreement, (i) Sections 7.3 (A), (C) and (D) of this Agreement (together, the “Participation Provisions”) shall not be applicable and Stanford shall have no rights with respect to, and Surrozen shall have no obligations to Stanford under, such Participation Provisions and (ii) Stanford shall at all times be deemed a “Major Investor” under the Rights Agreement.

7.4	License Maintenance Fee. Beginning on the first anniversary of the Effective Date and each anniversary thereafter, Surrozen will pay Stanford a yearly license maintenance fee as follows:

(A)	[****]

(B)	[****].

Yearly license maintenance payments are nonrefundable, but they are creditable each year as described in Section 7.8.

7.5	Milestone Payments. Surrozen will pay Stanford the following milestone payments:

Due one-time on the 1st Licensed Product to achieve the below milestones:

(A)	[****]

(B)	[****]

(C)	[****].

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7.6	Earned Royalty. Surrozen will pay Stanford earned royalties [****] on Net Sales of a Licensed Product that is covered by a Valid Claim

7.7

Earned Royalty if Surrozen Challenges the Patent. Notwithstanding the above, should Surrozen bring an action seeking to invalidate any Licensed Patent, Surrozen will pay royalties to Stanford at the rate of [****] during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Surrozen is both valid and infringed by a Licensed Product, Surrozen will pay royalties at the rate of [****].

7.8	Creditable Payments. The license maintenance fee for a year may be offset against earned royalty payments due on Net Sales occurring in that year.

For example:

(A)

if Surrozen pays Stanford a $10 maintenance payment for year Y, and according to Section 7.6 $15 in earned royalties are due Stanford for Net Sales in year Y, Surrozen will only need to pay Stanford an additional $5 for that year’s earned royalties.

(B)

if Surrozen pays Stanford a $10 maintenance payment for year Y, and according to Section 7.6 $3 in earned royalties are due Stanford for Net Sales in year Y, Surrozen will not need to pay Stanford any earned royalty payment for that year. Surrozen will not be able to offset the remaining $7 against a future year’s earned royalites.

7.9

Obligation to Pay Royalties. A royalty is due Stanford under this Agreement for any activity conducted under the licenses granted. For convenience’s sake, the amount of that royalty is calculated using Net Sales. Nonetheless, if certain Licensed Products are made, used, imported, or offered for sale before the date this Agreement terminates, and those Licensed Products are sold after the termination date, Surrozen will pay Stanford an earned royalty for its exercise of rights based on the Net Sales of those Licensed Products.

Earned Royalties will be payable on a country-by-country basis on Net Sales of Licensed Products until the last to expire Valid Claim covering Licensed Product in the Licensed Field of Use in the country of manufacture or sale.

7.10	No Escrow. Surrozen shall not pay royalties into any escrow or other similar account.

7.11

Currency. Surrozen will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Surrozen will make royalty payments to Stanford in U.S. Dollars.

7.12	Non-U.S. Taxes. Surrozen will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

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7.13	Interest. Any payments not made when due will bear interest at the lower of (a) [****] or (b) the maximum rate permitted by law.

8.	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1

Quarterly Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product by Surrozen or a sublicensee or a first Sublicense, whichever is first, Surrozen will submit to Stanford a written report (even if there are no sales or Sublicenses) and an earned royalty payment and a Sublicense Fee payment within [****] after the end of each calendar quarter. This report will be in the form of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter and details about any Sublicenses. The report will include an overview of the process and documents relied upon to permit Stanford to understand how the earned royalties are calculated. With each report Surrozen will include any earned royalty payment and Sublicense Fee payment due Stanford for the completed calendar quarter (as calculated under Section 7.6 and Section 4.6).

8.2

No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Surrozen is successful, Surrozen will have no right to recoup any royalties paid before or during the period challenge.

8.3

Termination Report. Surrozen will pay to Stanford all applicable royalties and submit to Stanford a written report within [****] after the license terminates. Surrozen will continue to submit earned royalty payments and reports to Stanford after the license terminates, until all Licensed Products made or imported under the license have been sold.

8.4

Accounting. Surrozen will maintain records showing manufacture, importation, sale, and use of a Licensed Product for [****]. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5

Audit by Stanford. Subject to reasonable advanced notice and during normal business hours, and no more than once per each [****] period, Surrozen will allow Stanford or its designee to examine Surrozen’s records for a period not to exceed the [****] prior to the audit request to verify payments made by Surrozen under this Agreement.

8.6

Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of [****] or more for the period being audited, Surrozen will pay the audit costs.

8.7	[****]

[****]

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9.	EXCLUSIONS AND NEGATION OF WARRANTIES

9.1

Representations of Stanford’s Office of Technology Licensing. To the extent it has knowledge as of the Effective Date, Stanford’s Office of Technology Licensing represents that Stanford has not granted or transferred any rights to any third party in a manner that would prevent Stanford from granting the licenses to Surrozen under this Agreement.

9.2

Negation of Warranties. Stanford provides Surrozen the rights granted in this Agreement AS IS and WITH ALL FAULTS. Except as provided in Section 9. 1, Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose;

(B)	of non-infringement; or

(C)	arising out of any course of dealing.

9.3	No Representation of Licensed Patent. Surrozen also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent; or

(B)	that the exploitation of Licensed Patent will be successful.

10.	INDEMNITY

10.1	Indemnification.

(A)

Surrozen will indemnify, hold harmless, and defend all Stanford Indemnitees against any claim of any kind arising out of or related to the exercise of any rights granted Surrozen under this Agreement or the breach of this Agreement by Surrozen.

(B)

HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnities”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Surrozen from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement or any Sublicense, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding any other provision of this Agreement, Surrozen’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

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10.2

No Indirect Liability. EXCEPT FOR EITHER PARTY’S INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS AND INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, LOST PROFIT, EXPECTATION, PUNITIVE OR OTHER INDIRECT DAMAGES IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE BREACH HEREOF, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT, OR OTHERWISE, AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. Except with respect to Stanford’s responsibilities and liabilities as expressly agreed by the parties in this Agreement, Stanford shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products.

10.3	Workers’ Compensation. Surrozen will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4

Insurance. During the term of this Agreement, Surrozen will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of Surrozen and its sublicensees; provided that Product Liability Insurance shall not be required to be maintained until Surrozen’s first use of Licensed Products in humans. The insurance will include all Stanford and HHMI Indemnitees as additional insureds. The Comprehensive General Liability Insurance will provide minimum limits of liability of [****] and will be increased prior to any first use of the Licensed Product in a human to a minimum limit of [****]. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least [****]. Within [****] of the Effective Date of this Agreement, Surrozen will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Surrozen will provide to Stanford [****] prior written notice of cancellation or material change to this insurance coverage. Surrozen will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Surrozen will be primary coverage; insurance of Stanford Indemnitees and HHMI Indemnitees will be excess and noncontributory.

11.	EXPORT

Surrozen shall and shall require its Affiliates and sublicensees to comply with all applicable United States laws and regulations controlling the export of licensed commodities and technical data relating to this Agreement. (For the purpose of this paragraph, “licensed commodities” means any article, material or supply but does not include information; and “technical data” means tangible or intangible technical information that is subject to U.S. export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and

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regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations may prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Surrozen hereby gives written assurance that it will comply with, and will require its Affiliates and sublicensees to comply with all applicable United States export control laws and regulations, that it understands it may be held responsible for any violation of such laws and regulations by itself or its Affiliates or sublicensees, and that it will indemnify, defend and hold Stanford and HHMI Indemnitees harmless for the consequences of any such violation.

12.	MARKING

Before any Licensed Patent issues, Surrozen will mark Licensed Product with the words “Patent pending.” Otherwise, Surrozen will mark Licensed Product with the number of any issues Licensed Patent.

13.	STANFORD NAMES AND MARKS

Surrozen will not use (i) Stanford’s or HHMI’s name or other trademarks, (ii) the name of trademarks of any organization related to Stanford or HHMI, or (iii) the name of any Stanford or HHMI faculty member, employee, student or volunteer without the prior written consent of the party (Stanford or HHMI, as the case may be), whose name or trademark is being used. Permission may be withheld at Stanford’s or HHMI’s sole discretion. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media.

14.	PROSECUTION AND PROTECTION OF PATENTS

14.1

Patent Prosecution. Stanford will be responsible for and will keep Surrozen reasonably informed as to the preparing, filing, and prosecuting and maintaining the Licensed Patents using patent counsel selected by Stanford and reasonably acceptable to Surrozen. Surrozen will receive copies of all documentation and substantive actions pertaining to the filing, prosecution, and maintenance of Licensed Patents. Surrozen will have reasonable opportunities to participate in decision making and Stanford will give Surrozen a reasonable opportunity to comment on material documents filed with any patent office with respect to the License Patents and will consider in good faith and use reasonable efforts to incorporate Surrozen’s comments. Stanford will, at Surrozen’s request, file, prosecute and maintain Licensed Patents in foreign countries. In the event Surrozen decides that it no longer intends to pay for prosecution or maintenance of one or more Licensed Patents, Surrozen shall give Stanford a [****] notice. Stanford may in its discretion continue to prosecute and maintain such Licensed Patent(s) at its expense, in which case such Licensed Patent(s) shall no longer be covered by the licenses granted under this Agreement.

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14.2	Patent Costs. Within [****] after receiving a statement from Stanford, Surrozen will reimburse Stanford:

(A)	[****] to offset Licensed Patent’s patenting expenses, including any interference or reexamination matters, incurred by Stanford before the Effective Date; and

(B)

for all Licensed Patent’s patenting expenses, including any interference or reexamination matters, incurred by Stanford after the Effective Date. In all instances, Stanford will pay the fees prescribed for large entities to the United States Patent and Trademark Office.

14.3

Infringement Procedure. Each party will promptly notify the other party if it believes a third party infringes a Licensed Patent or if a third party files a declaratory judgment action with respect to any Licensed Patent. During the Exclusive term of this Agreement and if Surrozen is developing Licensed Product, Surrozen may have the right to institute a suit against or defend any declaratory judgment action initiated by this third party as provided in Section 14.4 through and including Section 14.8.

14.4

Surrozen Suit. Surrozen has the first right to institute suit, and prosecute a suit or defend any declaratory judgment action so long as it conforms with the requirements of this Section 14.4 [****]. If Surrozen decides to institute suit or defend any action, it will notify Stanford in writing and give Stanford the opportunity to jointly initiate suit or defend the action as provided in Section 14.5. If Stanford declines to jointly initiate suit or defend the action, Surrozen will diligently pursue the suit and Surrozen will bear the entire cost of the litigation, including expenses and counsel fees incurred by Stanford in the course of activities required of Stanford for Surrozen to pursue such suit. Surrozen will keep Stanford reasonably apprised of all developments in the suit, and will seek Stanford’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. Surrozen will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s interests without Stanford’s prior written consent. Stanford may be named as a party [****]

(A)	[****]

(B)	[****]

(C)	[****]

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14.5	Joint Suit. If Stanford and Surrozen so agree, they may institute suit, and prosecute a suit or defend the declaratory judgment action jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	bear the out-of-pocket costs [****];

(C)	share any recovery or settlement [****]; and

(D)	agree how they will exercise control over the action.

14.6

Stanford Suit. If neither Section 14.4 nor 14.5 apply, Stanford may institute suit, and prosecute a suit or defend any declaratory judgment action so long it conforms with the requirements of this Section 14.6. Stanford may name Surrozen as a party for standing purposes. If Stanford decides to institute suit and give Surrozen the opportunity to institute suit jointly as provided in Section 14.5, it will notify Surrozen in writing. If Surrozen does not notify Stanford in writing that it desires to jointly prosecute the suit within [****] after the date of Stanford’s notice to Surrozen with respect to an alleged infringement, [****]. Stanford will bear the entire cost of the litigation and [****] of any recovery or settlement.

14.7	Recovery. If Surrozen sues under Section 14.4, then any recovery in excess of any unrecovered litigation costs and fees will be shared with Stanford as follows:

(A)	[****]

(B)	[****]

14.8

Abandonment of Suit. If either Stanford or Surrozen commences a suit and then wants to abandon the suit without entering into a settlement with the counterparty to the suit, it will give [****] notice to the other party. The other party may continue prosecution of the suit after Stanford and Surrozen agree on the sharing of expenses and any recovery in the suit.

15.	TERMINATION

15.1	Termination by Surrozen. Surrozen may terminate this Agreement by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by Surrozen.

15.2	Termination by Stanford.

(A)	Stanford may also terminate this Agreement if Surrozen:

(1)	[****];

(2)	[****];

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(3)	[****];

(4)	is in material breach of any provision; or

(5)	[****].

(B)	Termination under this Section 15.2 will take effect 90 days after written notice by Stanford unless Surrozen remedies the problem in that 90-day period.

15.3	Surviving Provisions. Surviving any termination or expiration are:

(A)	Surrozen’s obligation to pay royalties accrued or accruable;

(B)	any claim of Surrozen or Stanford, accrued or to accrue, because of any breach or default by the other party;

(C)	the provisions of Articles 8, 9, 10 and Section 19.5 and any other provision that by its nature is intended to survive; and

(D)	any Sublicenses hereunder.

16.	CHANGE OF CONTROL AND NON-ASSIGNABILITY

16.1	Change of Control. If there is a Change of Control, Surrozen will pay Stanford a [****] (“Change of Control Fee”) upon the first assignment of this Agreement per Section 16.2.

16.2	Conditions of Assignment under Change of Control. Surrozen may assign this Agreement to an Affiliate or as part of a Change of Control upon prior and complete performance of the following conditions:

(A)	Surrozen must give Stanford written notice of the assignment no later than [****] after such assignment, including the new assignee’s contact information; and

(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and

(C)

If assigned as part of a Change of Control, Stanford must have received the full Change of Control Fee, provided that the Change of Control Fee shall only be due once time on the first assignment of this Agreement.

16.3

After the Assignment. Upon a permitted assignment of this Agreement pursuant to Section 16, Surrozen will be released of liability under this Agreement and the term “Surrozen” in this Agreement will mean the assignee.

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16.4

Bankruptcy. In the event of a bankruptcy or insolvency, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales of Licensed Product.

16.5

Nonassignability of Agreement. Except in conformity with Section 16.2 and Section 16.4, this Agreement is not assignable by Surrozen under any other circumstances and any attempt to assign this Agreement by Surrozen is null and void.

17.	DISPUTE RESOLUTION

17.1

Dispute Resolution by Arbitration. Any dispute between the parties regarding any payments made or due under this Agreement will be settled by arbitration in accordance with [****], provided that in the case of a good faith dispute as to the amount owed, Surrozen shall not be in breach of this Agreement and the cure period under Section 15.2 shall be tolled until the amount owed has been finally determined in such an arbitration. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration. Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to the arbitration provisions set forth in this Article 17.

17.2

Request for Arbitration. Either party may request such arbitration. Stanford and Surrozen will mutually agree in writing on a third-party arbitrator within [****] of the arbitration request. The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

17.3

Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

17.4	Place of Arbitration. The arbitration will be held in [****] unless the parties mutually agree in writing to another place.

17.5

Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

18.	NOTICES

18.1	Legal Action. Surrozen will provide written notice to Stanford at least [****] prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. [****]

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18.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to Surrozen are mailed or emailed to:

[****]

All financial invoices to Surrozen (i.e., accounting contact) are e-mailed to:

[****]

All progress report invoices to Surrozen (i.e., technical contact) are e-mailed to:

[****]

All general notices to Stanford are e-mailed or mailed to:

[****]

All payments to Stanford are mailed to:

[****]

All progress reports to Stanford are e-mailed or mailed to:

[****]

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Any notice related to Section 7.2 or Section 7.3 (Stanford Purchase Rights) shall be copied concurrently to [****].

Either party may change its address with written notice to the other party.

19.	MISCELLANEOUS

19.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

19.2

Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

19.3

Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. The parties agree that this Agreement supersedes all previous and future purchase orders. This Agreement may not be amended except by writing executed by authorized representatives of both parties. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

19.4

Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. Surrozen submits to the jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over Surrozen or constitutes an inconvenient or improper forum.

19.5

Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

19.6	Headings. No headings in this Agreement affect its interpretation.

19.7

Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

19.8

Confidentiality. Stanford shall maintain the financial terms of this Agreement as well as the reports and any information provided by Surrozen to Stanford pursuant to Sections 4.5, 6, 7, 8, 14, and 16 of this Agreement, in confidence and not disclose such information or reports to any third party, except as required by law. Stanford’s obligation to Surrozen hereunder shall be fulfilled by using at least the same degree of care with Surrozen’s

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confidential information as Stanford uses to protect its own confidential information. Stanford may acknowledge the existence of this Agreement and the extent of the grant in Article 3 to third parties and provide aggregated financial information in standard reports, provided that such financial information is aggregated in a manner that would not allow discovery of any financial information specific to Surrozen. Surrozen hereby grants permission for Stanford to include Surrozen’s name and a link to Surrozen’s website in Stanford’s annual reports and on Stanford’s websites that showcase technology transfer related stories. The parties acknowledge and agree that Stanford may share the terms of this Agreement with HHMI in confidence.

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The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Scott Elrod
Name:	Scott Elrod
Title:	Associate Director
Date:	Jun 12, 2018

SURROZEN, INC.

Signature:	/s/ Craig C Parker
Name:	Craig C Parker
Title:	CEO
Date:	Jun 12, 2018

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Appendix A – Milestones

[****]

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Appendix B Sample Reporting Form

[****]